As filed with the Securities and Exchange Commission on June 1, 2026

Registration No. 033-56885

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3 REGISTRATION STATEMENT NO. 033-56885

UNDER
THE SECURITIES ACT OF 1933

Enviri LLC
(as successor by merger to Enviri Corporation)
(Exact name of registrant as specified in its charter)

Delaware	23-1483991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Two Logan Square
100-120 North 18th Street, 17th Floor
Philadelphia, Pennsylvania 19103
(267) 857-8715
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Russell C. Hochman
President and Chief Executive Officer
Two Logan Square
100-120 North 18th Street, 17th Floor
Philadelphia, PA 19103
(267) 857-8715
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Philip Richter
Joshua Coleman
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
(212) 859-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement of Enviri Corporation (the "Company") on Form S-3 (File No. 033-56885), originally filed with the Securities and Exchange Commission on December 15, 1994 (such Registration Statement, including as amended on January 12, 1995, the “Registration Statement”), is being filed to deregister any and all securities that remain unsold under each such Registration Statement as of the date hereof.
Reference is made to (i) an Agreement and Plan of Merger, dated as of November 20, 2025 (the “Merger Agreement”), by and among the Company, CLEH, Inc. (“CLEH”), Enviri LLC (“Enviri LLC”), Veolia Environnement S.A. (“Buyer”), and Liberty Merger Sub Inc. (“Merger Sub”), and (ii) a Separation Agreement, dated as of November 20, 2025 (the “Separation Agreement”), by and among the Company, CLEH, Buyer, and Enviri II Corporation (“New Enviri”).
On June 1, 2026, pursuant to the terms of the Merger Agreement and the Separation Agreement: (i) the Company merged with and into Enviri LLC, with Enviri LLC being the surviving entity of such merger, and each outstanding share of Common Stock exchanged for one share of common stock, par value $1.25 per share, of CLEH (the “Holding Company Merger”); (ii) following the Holding Company Merger, CLEH and its subsidiaries, including Enviri LLC and New Enviri, effected a reorganization (the “Reorganization”), resulting in (x) CLEH holding the Clean Earth segment of the Company and owning all the outstanding shares of common stock, $0.00001 per share, of New Enviri ("New Enviri Common Stock"), (y) New Enviri owning all of the equity interests of Enviri LLC and (z) Enviri LLC holding the Harsco Environmental and Rail segments of the Company; (iii) following the Reorganization, CLEH distributed all of the outstanding shares of New Enviri Common Stock to the stockholders of CLEH (the former stockholders of the Company) on a pro rata basis (the “Distribution”); and (iv) immediately after the Distribution, Merger Sub, a wholly owned subsidiary of Buyer, merged with and into CLEH, with CLEH surviving as an indirect wholly owned subsidiary of Buyer.
As a result of the Holding Company Merger and the other transactions contemplated by the Merger Agreement and the Separation Agreement, the Company has terminated all offerings of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Enviri LLC, as successor by merger to the Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered for issuance under the Registration Statement that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 1st day of June, 2026.

ENVIRI LLC (as successor by merger to Enviri Corporation)

By:	/s/ Samuel C. Fenice .
Name: Samuel C. Fenice Title: Vice President and Corporate Controller

No other person is required to sign this Post-Effective Amendment to Form S-3 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.